ROO GROUP, INC.

Mr. Robert Petty
228 East 45th Street, 8th Floor
New York, NY 10017

Re: Separation Agreement and Release

Dear Robert:

This Separation Agreement and Release (this “Agreement”) sets forth the terms governing your separation from ROO Group, Inc. (together with its subsidiaries and affiliates, the “Company”).

The Company and you hereby agree as follows:

1. Your employment by the Company pursuant to that certain employment agreement dated as of November 1, 2004 (together with any amendments thereto, the “Employment Agreement”), shall terminate effective March 26, 2008 (the “Effective Date”) and, except as otherwise herein provided, your Employment Agreement thereupon shall be of no further force and effect.

2. Notwithstanding anything to the contrary contained in your Employment Agreement and except as otherwise provided in Paragraph 3 below, you agree that the compensation you have received from the Company on or prior to the Effective Date of this Agreement represents all of the compensation you are entitled to receive from the Company under your Employment Agreement or otherwise. For avoidance of doubt, you unequivocally surrender any rights to any compensation that may or may not have been due to you in the past, including but not limited to any lacking 401-K contributions to be paid on your behalf by the Company.

3. A. In exchange for your release and other promises under this Agreement and subject to Paragraph 4 below, you shall receive from the Company, within eight (8) days after the Effective Date hereof, (i) a lump-sum payment in the sum of Six Hundred Seventy-Five Thousand Dollars (US$675,000), to be allocated as mutually agreed between severance and relocation expenses (in aggregate, the “Cash Payment”), less applicable tax withholding and deductions, and (ii) fully vested warrants (the “Warrants”) granting you the right to purchase up to 7,000,000 common shares in the Company at an exercise price equal to the 3-day trailing weighted average closing price per share as of the Effective Date (the “Exercise Price”). The Cash Payment may be paid to you in Dubai, UAE provided your residency visa in that jurisdiction has been approved by the local authorities at the time of such payment (and may also be deferred by you until such time as this residency visa is approved), and the Company will make best efforts to facilitate you to obtain a Dubai residency visa. The Warrants shall be exercisable in one-twelfth (1/12th) increments during the period commencing six (6) months after the Effective Date and ending on the first (1st) anniversary date thereafter, provided however that if the Company experiences a change of control (as defined in the Company’s current 2008 Employee Stock Option Plan), the Warrants shall immediately become fully exercisable. You shall have piggyback registration rights with respect to the Warrants, subject to underwriter cut-back in the case of an underwritten offering. In the event the Company, on behalf of any selling shareholder (other than selling shareholders who purchased stock in a private placement offering who were granted registration rights), proposes to file a registration statement for the registration of the sale of common stock, the Company shall include the Warrants (if exercised) and the Warrants or the shares underlying the Warrants in such registration statement. The Company shall make best efforts to register the shares underlying the Warrants in the most timely fashion possible. The Warrants may be transferred to a third-party with the Company’s prior written consent, and such consent shall not be unreasonably withheld.

B. Notwithstanding anything in this Agreement to the contrary, the Warrants shall expire if not exercised within four (4) years of the Effective Date (the “Expiration Date”). Warrants may be exercised at any time prior to the Expiration Date (the “Exercise Date”) upon (i) surrender to the Company of the Warrants, together with the form of election to purchase properly completed and executed by you, and (ii) payment to the Company of the Exercise Price for each share of common stock issuable upon exercise of such Warrants. The Exercise Price may be paid (i) in cash or by certified or official bank check or by wire transfer to an account designated by the Company for such purpose (a “Cash Exercise”), or (ii) without the payment of cash, by reducing the number of shares of common stock that would be obtainable upon the exercise of a Warrant and payment of the Exercise Price in cash so as to yield a number of shares of common stock upon the exercise of such Warrant equal to the product of (a) the number of shares of common stock for which such Warrant is exercisable as of the Exercise Date (if the Exercise Price were being paid in cash) and (b) the Cashless Exercise Ratio (as defined below). An exercise of a Warrant in accordance with clause (ii) of the immediately preceding sentence is herein called a “Cashless Exercise.” In the event of a Cashless Exercise, the Company shall purchase from you such number of Warrants as would have entitled you to receive the excess of the number of shares of common stock deliverable upon a Cash Exercise over the number of shares of common stock deliverable upon a Cashless Exercise, for a purchase price equal to the Exercise Price multiplied by the excess of the number of shares of common stock purchasable upon a Cash Exercise over the number of shares of common stock purchasable upon a Cashless Exercise. Upon surrender of a Warrant Certificate representing more than one Warrant in connection with your option to elect a Cashless Exercise, the number of shares of common stock deliverable upon a Cashless Exercise shall be equal to the number of shares of common stock issuable upon the exercise of Warrants that you specify are to be exercised pursuant to a Cashless Exercise multiplied by the Cashless Exercise Ratio. Upon surrender of the Warrants and payment of the Exercise Price in accordance with this Agreement, the Company shall issue shares of common stock of the Company for each Warrant, subject to adjustment as described herein. In the case of a Cashless Exercise, the Company shall deliver to you a certificate setting forth the Cashless Exercise Ratio. For purposes hereof, the term “Cashless Exercise Ratio” means a fraction, the numerator of which is the excess of the current market value per share of common stock on the Exercise Date over the Exercise Price per share as of the Exercise Date and the denominator of which is the current market value per share of common stock on the Exercise Date, where current market value per share is defined as the 3-day trailing weighted average closing price per share as of the Exercise Date.

4. Additionally, the Company shall indemnify you, up to the total sum of Two Hundred Twenty-Five Thousand Dollars (US$225,000), against any liability or expense you may incur (including reasonable attorney’s fees and court costs) excluding any expenses actually paid to date by the company in connection with the pending lawsuit filed by Royce Ritchie, Midnight Bay Holdings Pty Ltd., and Royce Ritchie and Associates Pty, Ltd., in the Supreme Court of Victoria, Proceeding No. 10567 of 2006. Such indemnification shall be held in escrow by the Company for a period of up to one (1) year from the Effective Date.

5. A. As the holder of six (6) million shares (the “Preferred Shares”) of the Company’s Series A Preferred Stock (the “Series A Stock”), and as the holder of 1,360,000 shares of the Company’s common stock (the “Common Shares”) and in consideration for the payments described in Paragraph 3 above, you irrevocably and unconditionally agree to vote all your Preferred Shares and Common Shares in favor of that certain resolution to amend the Company’s certificate of incorporation, a copy of which is annexed as Exhibit A hereto (the “Resolution”), and to take such other and further necessary and appropriate action as may be necessary to effectuate the Resolution. You understand and acknowledge that any breach by you of your agreement set forth in this paragraph will give rise to unquantifiable damages and that, accordingly, the Company may seek and obtain injunctive relief against you for breach or threatened breach of such agreement, and you hereby submit to personal jurisdiction by and in any court in New York County, New York, for the purposes of the Company obtaining such relief.

B As the holder of six (6) million shares (the “Preferred Shares”) of the Company’s Series A Preferred Stock (the “Series A Stock”), and in consideration for the payments described in Paragraph 3 above, you irrevocably and unconditionally agree to vote all your Preferred Shares in favor of that certain resolution to amend the Company’s Certificate of Designation of Series A Preferred Stock, a copy of which is annexed as Exhibit B hereto (the “Designation Resolution”), and to take such other and further necessary and appropriate action as may be necessary to effectuate the Designation Resolution. You understand and acknowledge that any breach by you of your agreement set forth in this paragraph will give rise to unquantifiable damages and that, accordingly, the Company may seek and obtain injunctive relief against you for breach or threatened breach of such agreement, and you hereby submit to personal jurisdiction by and in any court in New York County, New York, for the purposes of the Company obtaining such relief.

6. In consideration for the payments promised you in this Agreement and other good and valuable consideration the receipt of which is hereby acknowledged, you irrevocably and unconditionally release and discharge the Company, its subsidiaries, affiliates, predecessors, successors and assigns, and each of their respective past and present officers, directors, shareholders, agents, and employees, from any and all claims and liabilities of any kind, known or unknown, whether civil or administrative or otherwise in nature, which arose prior to the Effective Date hereof. The claims waived and discharged include, but are not limited to, all claims arising from or related to your employment and separation of employment, including without limitation:

a. claims for wrongful or unjust discharge, breach of contract, promissory estoppel, negligence, intentional infliction of emotional distress, defamation, libel, slander, breach of any implied covenant of good faith or fair dealing;

b. claims based on theories of contract or tort, whether based on common law or otherwise;

c. claims arising under the Title VII of the Civil Rights Act, Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, Family and Medical Leave Act, or any other federal, state or local law dealing with discrimination in employment; and

d. subject to Paragraph 3 above, claims for compensation, wages, bonuses, fringe benefits, vacation pay, severance pay, back pay, legal fees, costs, expenses or otherwise.

7. You agree not to bring any legal action against the Company for any claim waived and you represent and warrant that you have not filed any such claim to date. You agree that if you bring such legal action, it shall constitute a material breach of this Agreement.

8. You agree to terminate, completely and irrevocably, your current employment relationship with the Company (whether pursuant to your Employment Agreement or otherwise) and expressly waive and relinquish any claim for reinstatement or rehire on a preferential basis or otherwise. For avoidance of doubt, the Company is not requiring you to resign from your status as a Director of the Company at this time, though you agree to resign at any time in the future as a Director of the Company or any of its affiliates immediately upon request by the Company’s chief executive officer.

9. You agree that FOLLOWING THE TERMINATION OF YOUR EMPLOYMENT, YOU SHALL HONOR AND ABIDE BY THE CONTINUING TERMS OF ANY NONDISCLOSURE, NONINTERFERENCE, NONSOLICITATION, OR NONCOMPETITION AGREEMENTS YOU HAVE SIGNED WITH THE COMPANY, INCLUDING THOSE PROVISIONS SET FORTH IN YOUR EMPLOYMENT AGREEMENT.

10. The parties agree that, at your election, you may be hired back into the Company at any point immediately following the execution of this Agreement, in an “at will” sales position, which would carry a base compensation of US$120,000 per annum, participation in standard company sales incentive and bonus plan(s), and a commensurate options package to be no fewer than 120,000 options.

11. The parties acknowledge and agree that your obligations and undertakings as a shareholder of the Company hereunder are necessary and appropriate and in the best interests of the Company. Accordingly, the Company hereby agrees fully and unequivocally to indemnify you in perpetuity for any and all legal actions that may arise from your performing such obligations and undertakings, such indemnification to include the provision of defense counsel (of the Company’s choosing) and reimbursement of all reasonable costs incurred by you in connection with any such legal action. Such costs will either be paid directly by the Company or shall be reimbursed within seven (7) business days.

12. The parties shall (i) use their best efforts to maintain in strict confidence the existence of this Agreement, the contents and terms hereof and the consideration therefor; (ii) subject to the provisions of subsection (iii) below, take every reasonable precaution to prevent disclosure of any information contained herein to third parties and agree that there will be no publicity, directly or indirectly, concerning any such information, without the other party’s express written consent; and (iii) take every precaution to disclose information only to those attorneys, accountants, governmental entities and family members who have a reasonable need to know of such information, or in compliance with law. The above section notwithstanding, you acknowledge that the Company will be required to disclose certain information contained in this Agreement in public securities filings and press releases, and shall make such disclosure in its best reasoned judgment without any recourse or penalty.

13. Neither party shall knowingly vilify, disparage, slander or make disparaging or derogatory remarks, whether oral or written, about the other party, its business or business practices, or any of its past, present, or future officers, directors, shareholders, employees, agents, affiliates or clients.

14. Regardless whether you are employed by the Company, you agree to provide the Company with assistance concerning any dispute, investigation, or litigation concerning your activities related to the Company or as to which you have knowledge.

15. You agree that if asked to do so by the Company’s chief executive officer, you shall immediately return to the Company all of the Company’s property in your possession including: (i) customer and prospect lists or information regarding clients; (ii) client confidential information or documents; (iii) working papers or work papers of the Company; (iv) financial and accounting information; (v) price lists; (vi) manuals, handbooks, policies and procedures books; (vii) telephone, computer, hand-held computing device, keys, and parking cards; and (viii) all tangible and intangible property belonging to the Company or relating to your employment with the Company.

16. You acknowledge and agree that:

a. The payments described in Paragraph 3 are payments to which you would not have been entitled had you not signed this Agreement, and the promises made by the Company in this Agreement constitute sufficient consideration and value for you to sign this Agreement.

b. You have voluntarily and knowingly signed this Agreement with full understanding of its terms and meaning;

c. This Agreement shall in no way be deemed an admission of liability on the part of the Company in any manner whatsoever.

d. You have had the opportunity to consult with an attorney of your choice;

e. You have been given at least twenty-one (21) days to consider this Agreement;

f. The Company has advised you that you may revoke this Agreement within seven (7) days after signing it; and

g. The Agreement shall be enforceable immediately without further action by either party upon expiration of the revocation period.

17. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law.

18. In the event that any provision or term of this Agreement, or any provision of the Employment Agreement that survives the Effective Date of this Agreement, is held to be invalid, void or unenforceable for any reason the remainder of the Agreement shall remain in full force and effect as if such invalid, void or unenforceable provision or term was not contained in this Agreement.

19. This Agreement shall be binding on and shall inure to the benefit of your heirs, executors, administrators, representatives, successors and assigns and the successors in interest and assigns of the Company. Neither party may assign any of his or its rights or duties hereunder, except with the written consent of the other.

20. This Agreement contains the entire agreement between you and the Company and supersedes and cancels any prior agreement or understanding between the parties on the subjects covered herein and no agreements, representations or statements of either party not contained in this Agreement shall bind that party. You represent that you have not relied on any statements or promises, written or oral, that are not included in this Agreement. This Agreement can be modified only in writing signed by all parties hereto.

21. This Agreement may be executed in multiple counterparts, the combination of which shall constitute one (1) original and complete agreement. The signatures required for execution of this Agreement may be provided by facsimile transmission, and such facsimile signatures shall have the same force and effect as originals and shall constitute effective, binding agreements on the part of the signer. All counterparts shall be exchanged promptly between the parties.

If this Agreement is acceptable to you, please return a signed original to me no later than ____________, 2008.

Very truly yours,

ROO GROUP, INC.

By: /s/ Kaleil Isaza Tuzman

Name: Kaleil Isaza Tuzman
Title:Chief Executive Officer

ACCEPTED AND AGREED TO:

/s/ Robert Petty
Robert Petty March 30, 2008
Date